Exhibit 10.3

Convertible Loan Agreement

This Convertible Loan Agreement (the “Financing Agreement”) is entered into as of June 5, 2025 by and among Steakholder Foods Ltd., a Company incorporated under the laws of the State of Israel (the “Lender”) and Twine Solutions Ltd. (the “Company”).

WHEREAS; Lender is a public company whose securities are listed for trading on the Nasdaq Capital Market; and

WHEREAS; on or about the date hereof Lender has entered into a convertible loan agreement (the “Convertible Loan”) and an equity investment agreement with certain third parties whereby it will raise an aggregate amount of US$1,740,000 (the “Financing Amount”); and

WHEREAS; Lender is also contemplating a transaction whereby it will acquire the entire outstanding share capital of the Company, subject to certain conditions and approvals (the “Acquisition Transaction”); and

WHEREAS; subject to raising the Financing Amount, Lender agrees to provide the Company with a convertible loan on the terms and conditions set forth in this Financing Agreement;

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1.	Preamble

1.1.	The preamble to this Financing Agreement constitutes an integral part hereof.

1.2.	The headings of the sections and subsections of this Financing Agreement are for convenience of reference only and shall not to be considered in construing this Financing Agreement.

2.	The Financing Amount

2.1.	Subject to the terms and conditions of this Financing Agreement, at the Closing (as defined below), Lender shall provide the Company with a convertible loan in the amount of US $1,740,000 (the “Principal Amount”). At the Closing Date (as defined below), Lender shall transfer, or shall cause others to transfer on its behalf, to the Company the Principal Amount in USD, by wire transfer in accordance with the wiring instructions to be provided by the Company.

2.2.	The Principal Amount shall bear annual interest at the rate of 8% (the “Interest”), calculated on the basis of a 365-day year, which shall begin to accrue on the date of the actual payment of the Principal Amount (the Principal Amount together with the accrued Interest thereon shall be referred to as the “Loan Amount”).

2.3.	The maturity date for repayment of the Loan Amount shall be August 31, 2025, unless extended by up to thirty (30) days by written notice to Lender from the Company (the “Maturity Date”).

3.	Closing

The closing of the funding of the Principal Amount (the “Closing”) shall take place no later than June 10, 2025, or at such other date approved in writing by the Company and Lender, subject to the Conditions to Closing set forth in Section 4 below (the “Closing Date”).

4.	Conditions to Closing

The obligation of the Company and the Lender to consummate the Closing is subject to the satisfaction, at or prior to the applicable Closing Date, of each of the following conditions, which conditions shall be deemed to be satisfied simultaneously and no condition shall be deemed to have been completed or any document delivered until all such conditions have been completed and all required documents delivered (unless otherwise waived by the Company and the Lender):

4.1.	The Lender shall have received a duly executed resolution of the Company’s Board of Directors (the “Board”), approving the execution, delivery and performance by the Company of this Financing Agreement;

4.2.	The Lender shall have received a true and correct copy of minutes of a duly convened general meeting of the Company’s shareholders, approving the execution and performance of this Financing Agreement and the transactions contemplated thereby;

4.3.	The Lender has executed definitive agreements for raising the entire Financing Amount;

4.4.	The representations and warranties made by the Company and the Lender herein and pursuant hereto shall have been true and correct in all respect when made and shall be true and correct in all respect at the Closing Date with the same force and effect as if they had been made at and as of the Closing Date;

4.5.	The Company and the Lender shall have performed and complied with all obligations required by this Financing Agreement to be performed or complied with by it prior to or at the Closing Date.

5.	Repayment

Other than upon the occurrence of an Event of Default pursuant to Section 9 below, no portion of the Loan Amount may be repaid by the Company prior to the Maturity Date without the prior written consent of the Lender.

6.	Conversion

In this Financing Agreement, the term “Conversion Shares” means Series BB Preferred Shares of the Company, or any other securities into which such Series BB Preferred Shares have been converted or exchanged for prior to the Conversion Date (as defined below).

Closing of Acquisition Transaction.

6.1.	Unless the outstanding Loan Amount owed hereunder has previously been repaid as per the provisions hereof, in the event of consummation by the Company of the Acquisition Transaction of Twine (whether in one transaction or in a series of related transactions) prior to the Maturity Date, then Lender shall have the option to either (i) leave the Loan Amount outstanding until the Maturity Date or (ii) convert it into Conversion Shares at the Conversion Price (as defined below).

6.2.	In the event the Lender elects to convert the Loan as per Section 6.1(ii) above, the Lender shall provide written notice of such election to the Company at least ten (10) days prior to the consummation of the Acquisition Transaction.

6.3.	Notwithstanding anything to the contrary, in the event that the Acquisition Transaction is achieved through a series of related closings, then, in the event the Lender elects that the Loan Amount shall be converted as aforesaid in Section 6.1(ii), such conversion shall occur only after the Acquisition Transaction has been completed.

6.4.	It is clarified that unless agreed otherwise in writing by the parties hereto, if the Acquisition Transaction is not consummated by the Maturity Date, then the Loan Amount shall be automatically and without further action converted, effective as of the Maturity Date, into Conversion Shares, at the Original Issue Price of the Conversion Shares (as defined in Company’s Articles of Association), which equals US$0.02079 per Conversion Share, unless adjusted in accordance with the Company’s Articles of Association (the “Conversion Price”).

7.	Mechanics of Conversion

7.1.	Issuance; Share Certificate. Immediately upon any conversion of amounts owed under this Financing Agreement, the Company shall (i) issue to Lender the applicable number and type of Conversion Shares to which Lender is entitled, (ii) issue and deliver to Lender, a certificate representing the number and type of Conversion Shares to which Lender shall be entitled (bearing such legends as are required under applicable law), and (iii) make all filings and registrations required under applicable laws with respect to the issuance of the Conversion Shares.

7.2.	No Fractional Shares. No fractional shares shall be issued to the Lender upon any conversion under this Financing Agreement, and any such fraction shall be rounded to the nearest whole number.

7.3.	Due Issuance. The Conversion Shares issued upon any conversion of amounts owed under this Financing Agreement, shall be duly authorized, validly issued, fully-paid, non-assessable and free and clear of, and not subject to any, pre-emptive rights or similar rights, pledges, liens, mortgages, charges, security interests, claims, encumbrances or any other third party rights of any kind whatsoever, other than such restrictions that may apply to all shares of the same class of shares as the Conversion Shares by reason of the Company’s corporate documents or restrictions under applicable securities laws.

7.4.	Rights as Shareholder. From the date at which the Loan Amount should be converted pursuant to Section 6.3 of this Financing Agreement, or the Maturity Date, whether or not the Conversion Shares are actually issued to Lender, Lender shall be deemed to be the holder of such Conversion Shares, and shall be deemed to have all rights, preferences, powers, privileges, restrictions, qualifications and limitations attached to such Conversion Shares.

8.	Effect of Conversion or Repayment

The conversion or repayment of the outstanding Loan Amount, as applicable, pursuant to the terms of this Financing Agreement shall constitute payment in full of su ch amount for purposes of this Financing Agreement.

9.	Events of Default

Notwithstanding anything to the contrary herein, unless waived or otherwise directed in writing by the Lender, if the Loan Amount has not been converted, or otherwise repaid prior to the occurrence of an Event of Default (as defined below), the outstanding Loan Amount will, immediately and without notice, become due and payable in cash upon the occurrence of the earlier of the following events (each, an “Event of Default”):

9.1.	The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect (collectively “Bankruptcy Laws”), or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing, without dismissal for a period of fifteen (15) days. It is clarified that such proceedings that have commenced prior to the date hereof shall not be deemed an Event of Default.

9.2.	The appointment of a receiver, liquidator, trustee or similar official over the whole or any part or the Company’s assets, and such appointment is not dismissed within fifteen (15) days. It is clarified that such appointment that has occurred prior to the date hereof shall not be deemed an Event of Default.

9.3.	The official commencement by Company of negotiations with its creditors for the purpose of entering into a scheme or arrangement with them. It is clarified that such proceedings that have commenced prior to the date hereof shall not be deemed an Event of Default.

9.4.	Any involuntary petition or proceeding under any bankruptcy laws is instituted against the Company, which have not been terminated within fifteen (15) days thereafter. It is clarified that such proceedings that have commenced prior to the date hereof shall not be deemed an Event of Default.

9.5.	The Company adopts a resolution for discontinuance of its business or for dissolution, winding up or liquidation.

9.6.	The adoption by the Board of Directors of the Company of a resolution acknowledging that the Company is unable to pay its debts as they become due.

9.7.	The Company ceases all of its operations or becomes insolvent.

9.8.	Subject to the other provisions of this Section 9, the Company has committed a material breach of or has failed to perform any of the material terms and conditions or material covenants contained in this Financing Agreement and does not cure such breach or failure to perform within 14 days after receipt of a written notice thereof from the Lender.

The Company shall notify the Lender in writing upon becoming aware of the occurrence of any Event of Default and will set forth the details of such Event of Default.

Upon an Event of Default, the Lender shall have all remedies and rights available under this Financing Agreement and any law and equity.

10.	Company Representations, Warranties and Covenants

The Company represents and warrants to the Lender as of the date hereof and as of the Closing as follows, and acknowledges that the Lender is entering into this Financing Agreement in reliance upon such representations and warranties:

10.1.	Organization. The Company is a company duly organized and validly existing under the laws of the State of Israel, and has full corporate power and authority to carry on its business as now conducted and as currently proposed to be conducted.

10.2.	Authorization. The Company has all requisite corporate power and authority to enter into this Financing Agreement, to consummate the transactions contemplated thereby and perform its obligations contemplated thereby, including without limitation the issuance of the Conversion Shares upon conversion of the Loan Amount hereunder). All corporate action on the part of the Company, its shareholders and directors necessary for the authorization, execution, delivery, and performance of all of the Company’s obligations under this Financing Agreement, has been taken or will be taken prior to or at Closing. This Financing Agreement constitutes, when executed and delivered by or on behalf of the Company, shall be duly and validly authorized, and shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

10.3.	In February 2024 the Lod District Court approved a settlement between the Company and its creditors. The Company is not in breach of said settlement.

10.4.	Approvals. No consents, approvals, licenses, authorizations or permits of any kind of any governmental authority or other third party are required to be obtained by it in connection with the execution, delivery and performance of this Financing Agreement and the transactions contemplated thereby, which have not been obtained or shall be obtained prior to Closing.

10.5.	No Breach. Neither the execution and delivery of this Financing Agreement nor compliance by the Company with the terms and provisions hereof, will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (i) the Company’s Articles of Association or other corporate instruments of the Company, (ii) any agreement, contract, lease, license or commitment to which the Company is a party or to which it is subject, where such default would reasonably have a material adverse effect on the Company, or (iii) applicable law. The execution and delivery of this Financing Agreement nor compliance by the Company with the terms and provisions hereof will not (a) give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to any agreement, contract or commitment referred to in this paragraph, or to any of the properties of the Company, or (b) otherwise require the consent or approval of any person, which consent or approval has not heretofore been obtained or shall be obtained prior to the Closing.

10.6.	Compliance with Other Instruments. The Company is not in default (a) under its Articles of Association or other corporate instruments of the Company, or (b) under any agreement, note, indenture, mortgage or other instrument, to which the Company is a party or by which it or any of its property is bound or affected, where such default would reasonably have a material adverse effect on the Company, or (b) under any law, statute, ordinance or regulation. The Company is not aware of any default by any third party under any agreement, contract, instrument or document to which the Company is a party or by which it or any of its property is bound or affected.

10.7.	Share Capital. The Company’s issued and outstanding share capital and the Company’s share capital on a fully diluted basis (assuming conversion of all outstanding options and/or other securities and rights convertible or exercisable into shares of the Company, but excluding conversion of the Loan Amount), is as set forth in the Cap Table attached hereto as Exhibit A (“Cap Table”). Except as set forth in the Cap Table and except for the conversion rights under this Financing Agreement, the Company is not a party to any other convertible financing agreements or similar agreements and there are no rights, promises, undertakings, commitments or agreements, written or oral, to subscribe for, or to purchase, any shares or other securities of the Company, nor are there any warrants, options, convertible securities, or any other rights, agreements, undertakings, promises or commitments, written or oral, to sell or acquire any of the foregoing from the Company. The Company is not subject to any outstanding or conditioned repurchase obligation of any of the securities it has issued.

10.8.	Taxes. The Company has timely paid, or has made adequate provisions for the payment of all taxes, interest, penalties, assessments or deficiencies owing by it to any taxing authority. The Company has duly filed all required declarations, returns, reports and filings with respect to all taxes, including, but not limited to, all withholding taxes, corporate, business, profit, value added and social charges, duties, imposts and other governmental charges. All tax returns and reports are correct and accurate in all material respects and to the Company’s knowledge, are not the subject of any dispute with the tax authorities. To the Company’s knowledge, the Company is not in default with respect to such returns and reports and is not delinquent in the payment of any such taxes. Without derogating from the above and to the Company’s knowledge, to date, the tax authorities have not carried out an audit of the Company’s tax returns.

10.9.	Ownership of Assets. The Company owns or holds under lease or otherwise has a sufficient legal right to use, all assets, processes, properties, and other intellectual property rights material to the conduct of its business as currently being conducted and as currently proposed to be conducted, without any conflict with, or infringement of the rights of, others. All assets and properties owned by the Company is so owned free and clear of all mortgages, liens, security interests, charges, encumbrances or other third party’s rights, other than as set forth in the Company’s extract issued by the Israeli Registrar of Companies, attached hereto as Exhibit B.

10.10.	Litigation. Except as set forth in Exhibit C, no action, suit, proceeding or governmental inquiry or investigation is pending or to the Company’s knowledge, threatened, whether orally or in writing, against the Company or against any of their officers, directors or employees (in their capacity as such), including claims on which the Company may be vicariously liable, before any court, arbitration board or tribunal or administrative or other governmental agency, nor is the Company aware of any fact which may serve as a basis for any such proceedings; and there is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

10.11.	Accuracy of representations. This Financing Agreement and the exhibits hereto, do not contain any untrue statement of a material fact.

11.	Representation and Warranties of Lender.

Lender represents and warrants to the Company as follows, and acknowledges that the Company is entering into this Financing Agreement on such representations and warranties:

11.1.	Authorization; Organization. The Lender is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it has been incorporated. It has the full power and authority to execute this Financing Agreement and to consummate the transactions contemplated hereby to be consummated by the Lender. This Financing Agreement has been duly executed by the Lender, and this Financing Agreement constitutes the valid and binding obligation of the Lender, enforceable against it in accordance with its respective terms. The execution, delivery and performance of the obligations of such Lender hereunder have been duly authorized by all necessary corporate action (if applicable), prior to the date hereof.

11.2.	No Conflict; Consents. The execution, delivery and performance by the Lender of this Financing Agreement and the consummation of the transactions contemplated by this Financing Agreement do not and will not (a) result in any conflict with, or a breach or violation, with or without the passage of time and giving of notice, of any of the terms, conditions or provisions of, or give rise to rights to others (including rights of termination, cancellation or acceleration) under: (i) the governing documents of the Lender; (ii) any judgment, injunction, order, writ, decree or ruling of any court or governmental authority, domestic or foreign, to which the Lender is subject; (iii) any material contract or agreement, lease, license or commitment to which the Lender is a party or by which it is bound; (iv) any applicable law; or (b) require the consent, approval or authorization of, registration, qualification or filing with, or notice to any person or any federal, state, local or foreign governmental authority or regulatory authority or agency, on the part of the Lender, which has not heretofore been obtained or made or will be obtained or made prior to the Closing.

11.3.	Purchase for Own Account. The Conversion Shares will be acquired by Lender for investment for the Lender’s own account and not with a view to the distribution or resale thereof.

12.	General

12.1.	This Financing Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and the preamble hereto constitutes an integral part hereof. Any term of this Financing Agreement may be amended or waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Company and Lender.

12.2.	This Financing Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

12.3.	No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Financing Agreement, shall be deemed a waiver of any other breach or default thereto or thereafter occurring.

12.4.	The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto, and not to the benefit of any other party. None of the rights, privileges, or obligations set forth in, arising under, or created by this Financing Agreement may be assigned or transferred by any party without the prior consent in writing of the other party other than assignment or transfer by Lender to any of its shareholders.

12.5.	This Financing Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Financing Agreement shall be resolved in the competent court situated in Tel Aviv, Israel, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

12.6.	Each party hereto shall bear all costs and expenses incurred by it in connection with the negotiation, execution, delivery and performance of this Financing Agreement.

12.7.	Any delay on the part of any party in exercising any rights hereunder will not operate as a waiver of such rights by such party. A party shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies, and no waiver of any kind shall be valid unless in writing and signed by such party.

12.8.	All notices or other communications hereunder shall be in writing and shall be given by personal delivery, facsimile, e–mail, overnight courier service, or by registered or certified mail (postage prepaid and return receipt requested) addressed as follows (or at such other address as a party may designate by notice to the other parties):

If to Lender - at Lender’s principal office at:

5 David Fikes St., Rehovot Israel

PO Box 4061, Ness Ziona Israel 7414001

Email:

If to the Company - at Company’s principal office at:

attention:

Email:

with a copy to:

(such copy does not constitute notice)

(or at such other address as a party may designate by notice to the other parties). Notice sent pursuant to or required by this Financing Agreement shall be deemed given (i) in the case of personal delivery, on the date of such delivery or refusal to receive, (ii) in the case of e-mail, with confirmation of receipt, (iii) in the case of overnight air courier, on the next business day following the day sent, with receipt confirmed by the courier; and (iv) in the case of mailing by first class certified or registered mail, postage prepaid, return receipt requested, on the fifth business day following such mailing.

12.9.	Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Financing Agreement and the intentions of the parties as reflected thereby.

[Signatures to Follow]

IN WITNESS WHEREOF, each of the parties have caused this Convertible Loan Agreement to be executed as of the day and year first written above.

THE COMPANY:

Twine Solutions Ltd.

By:	/s/ Allon Maoz
Name:	Allon Maoz
Title:	CEO

THE LENDER:

Steakholder Foods Ltd.

By:	/s/ Arik Kaufman
Name:	Arik Kaufman
Title:	CEO